Subject to Completion Preliminary Term Sheet dated August 20, 2015	Filed Pursuant to Rule 433
Registration Statement No. 333-206013
(To Prospectus dated July 31, 2015,
Prospectus Supplement dated July 31, 2015 and
Product Supplement EQUITY INDICES STR-1
dated August 4, 2015)

Units $10 principal amount per unit Term Sheet No. STR-81 CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2015 September , 2015 August , 2021
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket

▪      Automatically callable if the Observation Level of the Basket on any annual Observation Date is at or above the Starting Value

▪      In the event of an automatic call, the amount payable per unit will be:

▪   [$10.65- $10.85] if called on the first Observation Date

▪   [$11.30 - $11.70] if called on the second Observation Date

▪   [$11.95 - $12.55] if called on the third Observation Date

▪   [$12.60 - $13.40] if called on the fourth Observation Date

▪   [$13.25 - $14.25] If called on the fifth Observation Date

▪   [$13.90 - $15.10] if called on the final Observation Date

▪      If not called prior to the final Observation Date, a maturity of approximately six years

▪     The Basket will be composed of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei Stock Average Index. The S&P 500® Index will be given an initial weight of 33.34%, and each of the EURO STOXX 50® Index and the Nikkei Stock Average Index will be given an initial weight of 33.33%.

▪      If not called, 1-to-1 downside exposure to decreases in the Basket beyond a 5% decline, with up to 95% of your principal at risk

▪      All payments are subject to the credit risk of Deutsche Bank AG

▪      No periodic interest payments

▪      Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page PS-5 of the prospectus supplement and page 12 of the prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.343 and $9.543 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be deemed to agree to be bound by any Resolution Measure imposed by our competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-3 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total
Public offering price(1)(2)	$ 10.00	$
Underwriting discount(1)(2)	$ 0.20	$
Proceeds, before expenses, to Deutsche Bank	$ 9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.800 per unit and $0.000 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August , 2015

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Summary

The Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debts except for debts required to be preferred by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by our competent resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the equity basket described below (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If your notes are not automatically called, at maturity, you will receive the principal amount if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is composed of the S&P 500® Index, the EURO STOXX 50® Index and the Nikkei Stock Average Index (each, a “Basket Component”). On the pricing date, the S&P 500® Index will be given an initial weight of 33.34%, and each of the EURO STOXX 50® Index and the Nikkei Stock Average Index will be given an initial weight of 33.33%.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Call Premiums and Call Amounts) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below) will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.

Terms of the Notes		Payment Determination
Issuer:	Deutsche Bank AG, London Branch

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

You will receive per unit:

In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the principal amount.

Principal Amount:	$10.00 per unit
Term:	Approximately six years, if not called prior to the final Observation Date
Market Measure:	An approximately equally weighted Equity Index Basket comprised of the S&P 500® Index (Bloomberg Symbol: "SPX"), the EURO STOXX 50® Index (Bloomberg Symbol: "SX5E") and the Nikkei Stock Average Index (Bloomberg Symbol: "NKY"). Each Basket Component is a price return index.
Starting Value:	The Starting Value will be set to 100 on the pricing date.
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Level:	The value of the Market Measure on the applicable Observation Date, calculated as described on page TS-9.
Observation Dates:

September , 2016, August , 2017, August , 2018, August , 2019, August , 2020, August , 2021 (the final Observation Date), approximately one, two, three, four, five and six years after the pricing date, respectively.

The Observation Dates are subject to postponement if a Market Disruption Event occurs, as described on page PS-25 of product supplement EQUITY INDICES STR-1.

Call Level:	100% of the Starting Value
Call Amounts and Call Premiums (per Unit):

[$10.65- $10.85], representing a Call Premium of [$0.65 to $0.85] and a return of [6.5% to 8.5%] of the principal amount, if called on the first Observation Date;

[$11.30 - $11.70], representing a Call Premium of [$1.30 to $1.70] and a return of [13.0% to 17.0%] of the principal amount, if called on the second Observation Date;

[$11.95 - $12.55], representing a Call Premium of [$1.95 to $2.55] and a return of [19.5% to 25.5%] of the principal amount, if called on the third Observation Date;

[$12.60 - $13.40], representing a Call Premium of [$2.60 to $3.40] and a return of [26.0% to 34.0%] of the principal amount, if called on the fourth Observation Date;

[$13.25 - $14.25], representing a Call Premium of [$3.25 to $4.25] and a return of [32.5% to 42.5%] of the principal amount, if called on the fifth Observation Date; and

[$13.90 – $15.10], representing a Call Premium of [$3.90 to $5.10] and a return of [39.0% to 51.0%] of the principal amount, if called on the final Observation Date.

The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described beginning on page PS-20 of product supplement EQUITY INDICES STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	95% of the Starting Value.
Fees and Charges:	The underwriting discount of $0.200 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-19.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Deutsche Bank, acting jointly.

Strategic Accelerated Redemption Securities ®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The terms and risks of the notes are contained in this term sheet and in the following:

▪    Product supplement EQUITY INDICES STR-1 dated August 4, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000095010315006216/dp58443_424b2-starsequity.htm

▪    Prospectus supplement dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

▪    Prospectus dated July 31, 2015:
http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Deutsche Bank.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which became effective on January 1, 2015, the notes may be subject to any Resolution Measure by our competent resolution authority under relevant German and/or European law if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed to agree:

•	to be bound by any Resolution Measure,

•	that you would have no claim or other right against us, the trustee and the paying agent arising out of any Resolution Measure, and

•	that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purpose of the Trust Indenture Act of 1939, as set forth in the accompanying prospectus dated July 31, 2015.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus for further information.

Strategic Accelerated Redemption Securities ®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪    You anticipate that the Observation Level of the Basket on an Observation Date will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

▪    You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the return represented by the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪     You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪    You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪    You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.

▪    You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪    You are willing to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

▪    You wish to make an investment that cannot be automatically called prior to maturity.

▪    You anticipate that the Observation Level will be less than the Call Level on each Observation Date and the Ending Value will be below the Threshold Value.

▪     You seek an uncapped return on your investment.

▪    You seek 100% principal repayment or preservation of capital.

▪    You seek interest payments or other current income on your investment.

▪    You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪    You seek an investment for which there will be a liquid secondary market.

▪    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪    You are unwilling to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities ®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount you will receive on the applicable Call Settlement Date or, if not called, the calculation of the Redemption Amount, based on the hypothetical terms set forth below. The actual amount you receive and the resulting total rate of return will depend on the actual Observation Levels, Call Amounts, Call Premiums, Ending Value, whether the notes are called on an Observation Date, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 95.00;

3)	the Call Level of 100.00;

4)	an expected term of the notes of approximately six years if the notes are not called prior to the final Observation Date;

5)	a Call Premium of $0.75 if the notes are called on the first Observation Date, $1.50 if called on the second Observation Date, $2.25 if called on the third Observation Date, $3.00 if called on the fourth Observation Date, $3.75 if called on the fifth Observation Date, and $4.50 if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately one, two, three, four, five and six years after the pricing date.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in either of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.75 = $10.75 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.50 = $11.50 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 120.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.25 = $12.25 per unit.

Example 4 – The Observation Levels on the first, second and third Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.00 = $13.00 per unit.

Example 5 – The Observation Levels on the first, second, third and fourth Observation Dates are below the Call Level, but the Observation Level on the fifth Observation Date is 100.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.75 = $13.75 per unit.

Example 6 – The Observation Levels on the first, second, third, fourth and fifth Observation Dates are below the Call Level, but the Observation Level on the sixth and final Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.50 = $14.50 per unit.

Notes Are Not Called on Any Observation Date

Example 7 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.00.

Example 8 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 70.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities ®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

	Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7	Example 8
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	95.00	95.00	95.00	95.00	95.00	95.00	95.00	95.00
Observation Level on the First Observation Date	110.00	90.00	90.00	90.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	83.00	83.00	83.00	85.00	78.00
Observation Level on the Third Observation Date	N/A	N/A	120.00	90.00	90.00	90.00	95.00	75.00
Observation Level on the Fourth Observation Date	N/A	N/A	N/A	110.00	95.00	95.00	90.00	80.00
Observation Level on the Fifth Observation Date	N/A	N/A	N/A	N/A	100.00	70.00	85.00	90.00
Observation Level on the Sixth Observation Date	N/A	N/A	N/A	N/A	N/A	110.00	97.00	70.00
Return of the Basket	10.00%	5.00%	20.00%	10.00%	0.00%	10.00%	-3.00%	-30.00%
Return of the Notes(1)	7.50%	15.00%	22.50%	30.00%	37.50%	45.00%	0.00%	-25.00%
Call Amount / Redemption Amount per Unit	$10.75	$11.50	$12.25	$13.00	$13.75	$14.50	$10.00	$7.50

(1)	Represents the total return over the period during which the notes were outstanding before the Call Settlement Date or the Maturity Date, as applicable.

Strategic Accelerated Redemption Securities ®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES STR-1, page PS-5 of the prospectus supplement and page 12 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes may become subordinated to the claims of other creditors, be written down to zero, be converted into equity or other instruments or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purpose of the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the accompanying prospectus for more information.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪	Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪	The public offering price you pay for the notes will exceed the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-19. These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in securities of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

Strategic Accelerated Redemption Securities ®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

▪	Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Components.

▪	The Index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that our ordinary shares are included in the EURO STOXX 50® Index, we, MLPF&S and our respective affiliates do not control any other company included in any Basket Component, and have not verified any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting international securities markets, specifically changes in the Eurozone and Japan. In addition, although you will not obtain the benefit of any increase in the value of the euro or yen against the U.S. dollar which you would have received if you had owned the securities in the EURO STOXX 50® Index or the Nikkei Stock Average Index, as applicable, during the term of your notes, the value of the notes may be adversely affected by general exchange rate movements in the market.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-29 of product supplement EQUITY INDICES STR-1.

Other Terms of the Notes

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES STR-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) each of the New York Stock Exchange and NASDAQ Stock Market, Inc. (as to the S&P 500® Index), the Eurex (as to the EURO STOXX 50® Index) and the Tokyo Stock Exchange (as to the Nikkei Stock Average Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the relevant Basket Component or any successor thereto is calculated and published.

Strategic Accelerated Redemption Securities ®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-23 of product supplement EQUITY INDICES STR-1.

If August 14, 2015 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
S&P 500® Index	SPX	33.34%	2,091.54	0.01594041	33.34
EURO STOXX 50® Index	SX5E	33.33%	3,491.03	0.00954733	33.33
Nikkei Stock Average Index	NKY	33.33%	20,519.45	0.00162431	33.33
				Starting Value	100.00

(1)	The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment if a Market Disruption Event occurs on the pricing date with respect to a Basket Component, as more fully described in the section entitled “Description of the Notes—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-24 of product supplement EQUITY INDICES STR-1.

(2)	These were the closing levels of the Basket Components on August 14, 2015.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on August 14, 2015 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of (i) the closing level for each Basket Component on that day, and (ii) the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs with respect to a Basket Component on any scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described on page PS-25 of product supplement EQUITY INDICES STR-1 in the section entitled “Description of the Notes—Basket Market Measures—Observation Level of the Basket.”

Strategic Accelerated Redemption Securities ®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through July 2015. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. The value of the Basket on any day during this period is calculated as if such day were an Observation Date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities ®	TS-10

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The Basket Components

We have derived all information contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, each of S&P Dow Jones Indices LLC (“S&P”) with respect to the S&P® 500 Index, STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index, Nikkei Inc. (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007, “Nikkei”) (S&P, STOXX and Nikkei together, the “Index sponsors”). The Index sponsors have no obligation to continue to publish, and may discontinue publication of, their respective Basket Component. The consequences of any Index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-23 of product supplement EQUITY INDICES STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of either Basket Component or any successor index.

The S&P 500® Index

The S&P 500® Index (the “SPX”) is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Beginning April 3, 2014, S&P started including, on a case by case basis, multiple share class lines in the SPX. This will result in the SPX including more than 500 component shares while continuing to include only 500 component companies. S&P expects to revise the I SPX’s methodology to fully reflect a multiple share class structure by September 2015.

S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of SPX

While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s

Strategic Accelerated Redemption Securities ®	TS-11

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

outstanding shares are considered to be held for control. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following graph shows the daily historical performance of the S&P 500® Index in the period from January 2008 through July 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 14, 2015, the closing level of the S&P 500® Index was 2,091.54.

Historical Performance of the S&P 500® Index

This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth above is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index.

Strategic Accelerated Redemption Securities ®	TS-12

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Strategic Accelerated Redemption Securities ®	TS-13

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E”) was created by STOXX, which is owned by Deutsche Boerse AG and SIX Group AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 on December 31, 1991. The SX5E is published in The Wall Street Journal and disseminated on the STOXX website. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the SX5E.

Index Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 17 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. The SX5E is calculated in euros.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Euro STOXX Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the SX5E composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the SX5E

The SX5E is calculated with the Laspeyres formula, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

index =	free float market capitalization of the index
Divisor

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the SX5E is being calculated.

The divisor for the SX5E is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where an index divisor may decrease (Ñ) or increase (D) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Divisor	Corporate Action	Adjustment Formula
Ñ	Cash dividend (applied for return index only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)

Δ	Special Cash dividend (applied for price return index only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)

■	Split and Reverse Split	adjusted price = closing level × A/B new number of shares = old number of shares × B/A

Δ	Rights Offering	adjusted price = (closing level × A + subscription price × B)/(A + B) new number of shares = old number of shares × (A + B)/A

Strategic Accelerated Redemption Securities ®	TS-14

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Divisor	Corporate Action	Adjustment Formula

■	Stock Dividend	adjusted price = closing level × A/(A + B) new number of shares = old number of shares × (A + B)/A

Ñ	Stock Dividend of a Different Company Security	adjusted price = (closing level × A – price of different company security × B)/A

Ñ	Return of Capital and Share Consolidation	adjusted price = [closing level – dividend announced by company × (1 – withholding tax)] × A/B new number of shares = old number of shares × B/A

Ñ	Repurchase Shares-Self-Tender

adjusted price = (closing level – dividend announced by company) × A/B new number of shares = old number of shares × B/A

adjusted price = (price before tender × old number of shares) – (tender price × number of tendered shares)

new number of shares

new number of shares = old number of shares – number of tendered shares

Ñ	Spinoff	adjusted price = (closing level × A – price of spun – off shares × B)/A

Δ	Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

if rights are applicable after stock distribution (one action applicable to other):

adjusted price = closing level × A + subscription price × C × (1 + B/A)

(A + B) × (1 + C/A)

new number of shares = old number of shares × [(A + B) × (1 + C/A)]/A if stock distribution is applicable after rights (one action applicable to other):

adjusted price = closing level × A + subscription price × C

(A + C) × (1 + B/A)

new number of shares = old number of shares × [(A + C) × (1 + B/A)]

Δ	Stock Distribution and Rights (not mutually applicable)	adjusted price = closing level × A + subscription price × C A + B + C new number of shares = old number of shares × (A + B + C)

Strategic Accelerated Redemption Securities ®	TS-15

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The following graph shows the daily historical performance of the EURO STOXX 50® Index in the period from January 2008 through July 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 14, 2015, the closing level of the EURO STOXX 50® Index was 3,491.03.

Historical Performance of the EURO STOXX 50® Index

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the EURO STOXX 50® Index.

License Agreement

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the notes or any other third parties.

Strategic Accelerated Redemption Securities ®	TS-16

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The Nikkei Stock Average Index

The Nikkei Stock Average Index (the “NKY”) measures the composite price performance of selected Japanese stocks. As of the date of this underlying supplement, the NKY is based on 225 underlying stocks trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

Composition of the NKY

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles and Auto Parts, Precision Machinery, Telecommunications;

•	Financials—Banking, Other Financial Services, Securities, Insurance;

•	Consumer Goods—Fishery, Food, Retail, Services;

•	Materials—Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) designated to “securities to be delisted” (i.e. “Seiri Meigara”) or delisted due to bankruptcy, (ii) delisted due to corporate restructuring such as a merger, share exchange or share transfer, (iii) designated to “securities to be delisted” or delisted due to excess debt or other reasons or (iv) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri Meigara” (securities under supervision) is in principle a candidate for deletion. Underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the NKY, Nikkei will select a replacement for such deleted underlying stocks in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the underlying stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the NKY. Nikkei first calculated and published the NKY in 1970.

Calculation of the NKY

The NKY is a modified price-weighted index (i.e., a stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor. It is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value, as described below, (ii) calculating the sum of the share prices of each component stock and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the NKY are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. Since January 5, 2010, the level of the NKY has been calculated every 15 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will be equal to the level of the NKY immediately prior to the change.

Strategic Accelerated Redemption Securities ®	TS-17

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

The following graph shows the daily historical performance of the Nikkei Stock Average Index in the period from January 2008 through July 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 14, 2015, the closing level of the Nikkei Stock Average Index was 20,519.45.

Historical Performance of the Nikkei Stock Average Index

This historical data on the Nikkei Stock Average Index is not necessarily indicative of the future performance of the Nikkei Stock Average Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Nikkei Stock Average Index during any period set forth above is not an indication that the level of the Nikkei Stock Average Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Nikkei Stock Average Index.

License Agreement

We have entered into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei, formerly known as Nihon Keizai Shimbun, Inc. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein. In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Strategic Accelerated Redemption Securities ®	TS-18

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES STR-1.

Strategic Accelerated Redemption Securities ®	TS-19

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due August , 2021

Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to a call) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S has advised us that it classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities ®	TS-20